Hennessy Advisors, Inc. Reports Record High Quarterly Revenue and Earnings

Firm Also Announces Quarterly Dividend

NOVATO, Calif., May 5, 2015 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported fully diluted earnings per share of $0.44 for the second fiscal quarter ended March 31, 2015, a record high for the firm and an increase of 47% over the prior comparable quarter ended March 31, 2014. Quarterly revenue topped $10 million for the first time in the firm's history, totaling $10.6 million, an increase of 27% from $8.3 million for the prior comparable period. Total assets under management as of March 31, 2015 were $6.1 billion, which represents an increase of 28% versus March 31, 2014. Likewise, average assets under management, upon which revenue is calculated, increased by 30% from period to period. The increase in assets under management is attributable to both positive net inflows and positive investment performance of the family of mutual funds managed by Hennessy Advisors.

Additionally, the Board of Directors of Hennessy Advisors, Inc. today declared a quarterly dividend of $0.06 per share. This quarterly dividend will be paid on June 12, 2015 to shareholders of record as of May 20, 2015. Hennessy Advisors, Inc. has paid dividends each year since 2005.

"The U.S. financial markets experienced high volatility during the quarter, and yet the major indices finished in positive territory. Continued strong sales into our mutual funds and positive market impact helped to drive our assets under management to over $6 billion during the quarter," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
Second Quarter	Mar. 31, 2015	Mar. 31, 2014	$ Change	% Change
Total Revenue	$ 10,558,080	$ 8,309,358	$ 2,248,722	27.1%
Net Income	$ 2,593,428	$ 1,759,238	$ 834,190	47.4%
Earnings Per Share (Diluted)	$ 0.44	$ 0.30	$ 0.14	46.7%
Weighted Average Number of
Shares Outstanding (Diluted)	5,862,559	5,805,340	57,219	1.0%
Mutual Fund Average Assets
Under Management	$ 5,983,459,607	$ 4,622,065,397	$ 1,361,394,210	29.5%

At Period Ending Date	Mar. 31, 2015	Mar. 31, 2014	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 6,131,189,966	$ 4,774,228,519	$ 1,356,961,447	28.4%
Retained Earnings	$ 30,540,741	$ 22,635,226	$ 7,905,515	34.9%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

Available Topic Expert(s): For information on the listed expert(s), click appropriate link.
Neil J. Hennessy
ProfNet - https://profnet.prnewswire.com/Subscriber/ExpertProfile.aspx?ei=100270

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com, 800-966-4354; or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com, 212-600-2150